CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	April 25, 2017

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2017 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2017. The FHLB expects to file its first quarter 2017 Form 10-Q with the Securities and Exchange Commission on or about May 11, 2017.
Operating Results and Profitability

▪	For the first quarter, net income was $65 million and return on average equity (ROE) was 5.25 percent. This compares to net income of $57 million and ROE of 4.50 percent for the same period of 2016.

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The increase in net income and ROE was primarily the result of higher net interest income, which was mostly driven by higher net spreads earned on LIBOR-indexed assets and the growth in mortgage loans held for portfolio. These benefits were partially offset by higher non-interest losses due to losses on derivatives and hedging activities in 2017 compared to gains in 2016.

Dividend

▪	The FHLB paid its stockholders a cash dividend on March 16, 2017 at a 4.50 percent annualized rate, which was 3.43 percentage points above the first quarter average 3-month LIBOR.
Housing and Community Investment

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The FHLB's net income in the first quarter of 2017 resulted in an accrual of $7 million to the Affordable Housing Program (AHP) pool of funds available to members in 2018. Since the AHP's inception, the FHLB has awarded approximately $627 million in subsidies towards the creation of 79,900 units of affordable housing.

▪
The FHLB continued its two voluntary housing programs in 2017. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District. The FHLB's Board of Directors re-authorized its accessibility rehabilitation and emergency repairs program in the amount of $1.5 million for use in 2017.

Balance Sheet Highlights

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During the first three months of 2017, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $88.1 billion at March 31, 2017, a decrease of $8.6 billion (nine percent) from year-end 2016. The reduction in Mission Asset Activity was driven by a decrease in the balance of Advances primarily due to a decline in borrowings from several large-asset members.

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The balance of investments at March 31, 2017 was $25.5 billion, an increase of $0.2 billion (one percent) from year-end 2016. The investments balance at the end of the first quarter included $15.1 billion of mortgage-backed securities and $10.4 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2017, GAAP capital was $5.0 billion, an increase of less than one percent from year-end 2016. The GAAP and regulatory capital-to-assets ratios were 5.20 percent and 5.25 percent, respectively, at March 31, 2017. Retained earnings grew $19 million in the first three months of 2017 to end the quarter at $853 million.

About the FHLB

The FHLB is a AA+ rated regional wholesale cooperative bank. The FHLB provides members with valuable products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 667 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2017	December 31, 2016	Percent Change (3)
Total assets	$96,328	$104,635	(8)%
Advances (principal)	61,320	69,907	(12)
Mortgage loans held for portfolio (principal)	9,075	8,926	2
Total investments	25,526	25,334	1
Consolidated Obligations	89,795	97,881	(8)
Mandatorily redeemable capital stock	32	35	(8)
Capital stock	4,173	4,157	—
Total retained earnings	853	834	2
Total capital	5,013	4,978	1
Regulatory capital (1)	5,058	5,026	1

Capital-to-assets ratio (GAAP)	5.20%	4.76%
Capital-to-assets ratio (Regulatory) (1)	5.25	4.80

OPERATING RESULTS

	Three Months Ended March 31,
	2017	2016 (2)	Percent Change (3)
Total interest income	$344	$302	14%
Total interest expense	241	213	13
Net interest income	103	89	16
Non-interest (loss) income	(11)	(4)	NM
Non-interest expense	20	22	(8)
Affordable Housing Program assessments	7	6	14
Net income	$65	$57	15

Return on average equity	5.25%	4.50%
Return on average assets	0.26	0.20
Net interest margin	0.41	0.32
Annualized dividend rate	4.50	4.00
Average 3-month LIBOR	1.07	0.62

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
During the fourth quarter of 2016, the FHLB changed to the contractual interest method for amortizing premiums and accreting discounts on mortgage loans held for portfolio. This change has been reported through retroactive application of the change in accounting principle to all periods presented.

(3)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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